Free Writing Prospectus to Preliminary Pricing Supplement No. 9,782

Registration Statement Nos. 333-275587; 333-275587-01

Dated August 7, 2025; Filed pursuant to Rule 433

Morgan Stanley

3-Year TSM Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stock:

Taiwan Semiconductor Manufacturing Company Limited American depositary shares (“ADSs”), each Taiwan Semiconductor Manufacturing Company Limited ADS representing five Taiwan Semiconductor Manufacturing Company Limited common shares (“TSM”)

Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 15, 2025
Original issue date:	August 20, 2025 (3 business days after the pricing date)
Maturity date:	August 18, 2028
Early redemption:

If, on any of the first eleven determination dates, beginning on November 17, 2025, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date multiplied by the adjustment factor on such determination date.
Contingent quarterly coupon:

●If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price, we will pay a contingent quarterly coupon at an annual rate of 10.58% (corresponding to approximately $26.459 per quarter per security) on the related contingent payment date.

●If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold price, no contingent quarterly coupon will be paid with respect to that determination date.

Determination dates:

Quarterly, beginning on November 17, 2025, as set forth below, subject to postponement for non-trading days and certain market disruption events. We also refer to August 15, 2028 as the final determination date.

Contingent payment dates:

With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity[1]:	●If the final share price is greater than or equal to the downside threshold price:	(i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date
	●If the final share price is less than the downside threshold price:	(i) the stated principal amount multiplied by (ii) the share performance factor
Share performance factor:	Final share price divided by the initial share price

Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold price:	60% of the initial share price
Initial share price:	The closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date multiplied by the adjustment factor on such date
CUSIP / ISIN:	61778N6M8/ US61778N6M82
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225043947/ms9782_424b2-24238.htm

Determination Dates	Contingent Payment Dates / Early Redemption Dates
November 17, 2025	November 20, 2025
February 17, 2026	February 20, 2026
May 15, 2026	May 20, 2026
August 17, 2026	August 20, 2026
November 16, 2026	November 19, 2026
February 16, 2027	February 19, 2027
May 17, 2027	May 20, 2027
August 16, 2027	August 19, 2027
November 15, 2027	November 18, 2027
February 15, 2028	February 18, 2028
May 15, 2028	May 18, 2028
August 15, 2028 (final determination date)	August 18, 2028 (maturity date)

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Change in Underlying Stock	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000
+30%	$1,000
+20%	$1,000
+10%	$1,000
0%	$1,000
-10%	$1,000
-15%	$1,000
-20%	$1,000
-30%	$1,000
-40%	$1,000
-41%	$590
-50%	$500
-60%	$400
-70%	$300
-80%	$200
-90%	$100
-100%	$0
[1]All payments are subject to our credit risk

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal.

●You will not receive any contingent quarterly coupon for any quarterly period where the determination closing price is less than the downside threshold price.

●The contingent quarterly coupon, if any, is based solely on the determination closing price or the final share price, as applicable.

●Investors will not participate in any appreciation in the price of the underlying stock.

●The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $969.10 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stock

●There are risks associated with investments in securities linked to the value of equity securities issued by foreign (and emerging market) companies.

●The value of Taiwan Semiconductor Manufacturing Company Limited American depositary shares is subject to currency exchange rate risk.

●There are important differences between the rights of holders of ADSs and the rights of holders of the common stock of a foreign company.

●No affiliation with Taiwan Semiconductor Manufacturing Company Limited.

●We may engage in business with or involving Taiwan Semiconductor Manufacturing Company Limited without regard to your interests.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.